Exhibit 10.1

FIRST INDUSTRIAL REALTY TRUST, INC.

2013 LONG-TERM INCENTIVE PROGRAM

Section 1.	General Purpose of the Program; Definitions.

The name of the program is the First Industrial Realty Trust, Inc. 2013 Long-Term Incentive Program (the “Program”). The Program is adopted pursuant to the First Industrial Realty Trust, Inc. 2011 Stock Incentive Plan, as amended, or any successor plan (the “2011 Plan”) to encourage and enable Service Providers to First Industrial Realty Trust, Inc. (the “Company”) and its Affiliates and Subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company.

Capitalized terms not otherwise defined in the Program have the meanings ascribed to such terms in the 2011 Plan. The following terms shall be defined as set forth below:

“Award” means a grant of Performance Units under the Program.

“Award Agreement” means the document that evidences the terms and conditions of an Award. Such document shall be referred to as an agreement regardless of whether a grantee’s signature is required.

“Participant” means each Service Provider who is granted, and currently holds, an Award in accordance with the provisions of the Program.

“Performance Unit” is defined in Section 5(a) below.

Section 2.	Administration of Program.

The terms and conditions regarding administration of the Program shall be the same as the terms and conditions regarding administration of the 2011 Plan. The Program shall be administered (a) by the same Committee as the Committee that administers the 2011 Plan and (b) in the same manner that the 2011 Plan is administered. The Committee shall have the same power, authority and responsibility under the Program that it has under the 2011 Plan.

Section 3.	Awards.

(a) General. Each Award shall be subject to all of the terms and conditions of the 2011 Plan, the Program, the applicable Award Agreement and such additional terms and conditions as the Committee may provide with respect to such Award. Awards under the Program shall be considered “Awards” for purposes of the 2011 Plan.

(b) 2011 Plan Governs. In the event of any discrepancy between the 2011 Plan and the Program or an Award Agreement or Award, the 2011 Plan shall control with respect to such discrepancy. The 2011 Plan is hereby incorporated by reference in its entirety into the Program.

Section 4.	Eligibility.

The terms and conditions regarding eligibility for participation in the Program shall be the same as the terms and conditions regarding eligibility for participation in the 2011 Plan.

Section 5.	Performance Units.

(a) Nature of Awards. The Committee may grant Performance Units to Service Providers under the Program. A “Performance Unit” is an award under the Program evidencing the right of the recipient to receive an equivalent number of shares of Stock on a specific date or upon the attainment of pre-established performance goals, objectives and other conditions as determined and specified by the Committee at the time of grant. Conditions may be based on achievement of pre-established performance goals and objectives relative to a given performance period. A Performance Unit may be granted to a Service Provider by the Committee in lieu of any compensation due to such Service Provider.

(b) Acceptance of Award. A Participant who is granted an Award shall have no rights with respect to the Award unless the Participant accepts the Award within sixty (60) days (or such shorter date as the Committee may specify) following the grant date of the Award by executing and delivering to the Company an Award Agreement.

(c) Rights as a Shareholder. A Participant, by virtue of receiving Performance Units, shall have no right to receive dividends or distributions with respect to any shares of Stock, or vote any shares of Stock, prior to the delivery of Stock pursuant to the terms and conditions of the Award. Notwithstanding the foregoing, unless otherwise provided by the Committee and reflected in the Award Agreement, the Participant shall have the right to receive additional shares of Stock (the “Dividend Stock”) equal in value (calculated using the closing price on the vesting date of the Performance Units) to any cash dividends and property dividends paid with respect to the shares underlying the Performance Units that vest in accordance with their terms; provided, however, that no such shares of Dividend Stock shall be payable to or for the benefit of the Participant with respect to record dates for cash dividends or property dividends occurring before the grant date of the Performance Units or on or after the date, if any, on which the Participant has forfeited the Performance Units or the Award has been settled in shares of Stock. Dividend Stock issued pursuant to this Section 5(c) shall be delivered simultaneously with the delivery of the shares underlying the vested Performance Units.

(d) Restrictions. Performance Units may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein.

(e) Vesting of Performance Units. The Committee at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Performance Units and the Company’s right of repurchase or forfeiture shall lapse. Upon such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the Performance Units on which all restrictions have lapsed shall no longer be restricted and shall be deemed “vested,” and, unless otherwise provided by the Committee and reflected in the Award Agreement, the Participant shall be entitled to shares of Stock equal to the number of vested Performance Units.

Unless otherwise provided by the Committee and reflected in the Award Agreement, the newly acquired shares of Stock shall be acquired by the Participant free and clear of any restrictions except as may be imposed under applicable law, if any.

Section 6.	Performance Awards.

If the Committee determines that an Award is intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, the grant, vesting and/or settlement of such Award shall be contingent upon achievement of pre-established performance goals and other terms and conditions set forth in Section 9 of the 2011 Plan and such Award shall be considered a Performance Award under the 2011 Plan.

Section 7.	Amendments and Termination.

(a) General. The Committee may, as permitted by law, at any time amend or discontinue the Program and the Committee may at any time amend or cancel any outstanding Award, but no such action shall adversely affect rights under any outstanding Award without the holder’s consent and no amendment shall (i) materially increase the benefits accruing to Participants; (ii) materially increase the aggregate number of securities that may be issued under the Program, or (iii) materially modify the requirements for participation in the Program, unless the amendment under (i), (ii) or (iii) immediately above is approved by the Company’s stockholders.

(b) Amendment to Conform to Law. Notwithstanding any provision in the Program or any Award Agreement to the contrary, the Committee may amend the Program or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Program or the Award Agreement to any present or future law relating to plans of this or similar nature. By accepting an Award, each Participant shall be deemed to have agreed with and consented to any amendment made pursuant to this Section 7 without further consideration or action.

Section 8.	Change of Control Provisions.

Upon the occurrence of a Change of Control, Awards shall be treated in accordance with the applicable Award Agreement.

Section 9.	Effective Date of Program.

The Program shall become effective July 1, 2013.

Section 10.	Governing Law.

THE PROGRAM SHALL BE GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF, EXCEPT TO THE EXTENT SUCH LAWS ARE PREEMPTED BY FEDERAL LAWS.

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